Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-201067 and No. 333-202860) pertaining to the 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan and 2013 Equity Incentive Plan of Juno Therapeutics, Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements of Juno Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Juno Therapeutics, Inc. included in this Annual Report (Form 10-K) of Juno Therapeutics, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Seattle, Washington

February 29, 2016